EXHIBIT 10.3

August 23, 2002


Mr. Cedric Kushner
Cedric Kushner Promotions, Ltd.
1 Montauk Highway
Southampton, NY 11968

Re.  Term Sheet for a Stipulated Judgment

Dear Cedric:

Per our conversation, please find below details of the proposed arrangement between Cedric Kushner Promotions, Ltd. ("CKP") and [Professional Boxer] with respect to the repayment of the back-end purse earned in connection with the [a certain fight in the first quarter of 2002].

     1.   Parties to the Agreement: [Professional Boxer] and CKP.

     2. The Agreement: A Stipulated Judgment and Stipulated Entry of Judgment (referred to herein as the "Agreement") wherein CKP agrees to the following terms and conditions:

          (a) CKP acknowledges that it owes $610,359.30 (referred to herein as "Principal"), plus agreed upon interest (referred to herein collectively as the "Debt") to [Professional Boxer];

          (b) CKP shall pay the Debt in full on or before the end of the Term as described herein below;

          (c) CKP agrees to pay 10% as interest on the Principal for a total amount of $61,035.93 over the term of the Agreement payable in six equal installments on the 31st of each month commencing on September 31, 2002 (provided if such day is not a business day then the first business thereafter) in the amount of $10,172.65;

          (d) in the event CKP fails to pay any of the agreed upon payments in a timely manner, including interest payments, [Professional Boxer] shall have the right, upon 5 business days prior written notice ("Notice Period"), to file the Agreement against CKP and enforce the full sum of the then outstanding Principal plus agreed upon interest, reasonable attorney fees and costs, provided that to the extent the applicable payment is made within such Notice Period, [Professional Boxer] shall not make such filing;

          (e) CKP waives its right to dispute the Principal and assert any remedies at law or in equity against [Professional Boxer] with respect to the Principal; and

          (f) in the event CKP pays as agreed, [Professional Boxer] agrees to file a Request for Dismissal with prejudice upon his receipt of final payment and [Professional Boxer], for himself, his heirs, executors, administrators, representatives, agents, successors, and assigns, shall execute a general release in favor of CKP and its affiliates.

     3. Term: The Term of the Agreement shall extend for six (6) months commencing on September 31, 2002 and ending on February 28, 2003 at which time the entire Debt shall be due in full by wire transfer as directed, or as otherwise directed by [Professional Boxer], with telephonic acknowledgment to the undersigned;

     4. Lawsuit: The parties acknowledge that in order for the Agreement to be effective and enforceable by the Court, [Professional Boxer] must file (but shall not serve upon CKP) a lawsuit (the "Lawsuit") against CKP. CKP shall have a right to review the Lawsuit prior to any filing. The parties further agree that such Lawsuit shall not breach the spirit of this Agreement.

     5. Charitable Contribution: CKP, at its sole discretion, agrees to make a charitable contribution to a charity of [Professional Boxer]'s choice.

     6. Confidential: The terms of the Agreement shall not be filed with the Court unless [Professional Boxer] is required to file the Agreement. The parties will keep all terms and conditions of this matter (including, without limitation, this Term Sheet, the Lawsuit or the Stipulated Entry of Judgment) confidential and will not disclose any information concerning this matter to any third party (other than to its employees and agents, in their capacity as such, on a need-to-know basis) except (i) to the extent necessary to comply with any applicable law, rule or regulation or the valid order of a court of competent jurisdiction, (ii) as part of normal reporting or review procedure to its banks, auditors, attorneys and similar professionals, provided that such banks, auditors, attorneys and similar professionals agree to be bound by the provisions of this paragraph, and (iii) in order to enforce its rights pursuant to this Term Sheet. Moreover, the parties agree not to discuss this matter in any open forum (e.g. newspapers, radio, television or press conferences). [Professional Boxer] acknowledges that any breach of this paragraph 6 by [Professional Boxer] will cause CKP to suffer substantial injuries to its business and that such injuries will be difficult to measure. Therefore, for each breach of this paragraph 6, [Professional Boxer]


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          agrees to pay to CKP (or authorizes CKP to set-off from outstanding amounts, if applicable) the sum of $35,000 as liquidated damages, together with all expenses, including court costs and attorneys fees, incurred by CKP in enforcing its rights hereunder, in addition to the right to injunctive relief. The terms of this paragraph 6 shall be effective and binding as of the date hereof and shall continue to be effective until the third anniversary of the end of the Term.

If the foregoing comports with your understanding of the proposed agreement, please so indicate by signing below. I will then proceed to draft the formal documents required to effectuate the terms of this agreement.

Should you decide to execute this Term Sheet as a good faith showing of your desire to move forward as discussed, the terms herein will be binding on both parties until the actual paperwork has been drafted and executed by all parties.

Very truly yours,

[ATTORNEY FOR PROFESSIONAL BOXER]


/s/ Attorney for Professional Boxer
------------------------------------


ACCEPTED BY AND AGREED TO:

CEDRIC KUSHNER PROMOTIONS, LTD.

/s/ James DiLorenzo
------------------------------------
Authorized Signatory


/s/ Professional Boxer
------------------------------------
[Professional Boxer]